Columbia Bancorp Releases Second Quarter Financial Results,
                   Announces Reduction in Quarterly Dividend

    THE DALLES, Ore., July 23 /PRNewswire-FirstCall/ -- Columbia Bancorp (Nasdaq: CBBO), the financial holding company for Columbia River Bank, released financial results for the second quarter of 2008, announcing a loss per share of $-0.02. Columbia President and CEO, Roger Christensen, emphasized the need for dedicated balance sheet management and non-interest expense reduction as necessary. "All possible cost savings strategies are being analyzed and many will be implemented in the weeks and months to come. Because we believe in aligning our interests with those of our shareholders, employees and customers, our Board of Directors has decided to eliminate board and committee fees for the balance of 2008, and I, as CEO, have decided to reduce my compensation by $5,000 per month beginning August 1 and continuing for the remainder of this year. We also took action to reduce the quarterly dividend to $0.01 per share. As we maintain a strong emphasis on our core banking fundamentals, we will take the steps necessary to keep a solid Columbia River Bank presence in the communities we serve and to create the experience that makes Columbia River Bank the bank of choice," said Christensen.

    KEY SECOND QUARTER ANALYTICS

    --  2Q08 Return on Equity (ROE) was -0.80%
    --  2Q08 Return on Assets (ROA) was -0.08%
    --  2Q08 Net Interest Margin (tax equivalent) (NIM) was 4.57%
    --  2Q08 Efficiency Ratio was 65.84%

    KEY YEAR-TO-DATE ANALYTICS

    -- YTD Total Assets were $1.1 billion, a YTD growth rate of 6% -- YTD Gross Loans were $942.6 million, a YTD growth rate of 7% -- YTD Deposits were $939.4 million, a YTD growth rate of 2%
    --  YTD Return on Equity (ROE) was 1.98%
    --  YTD Return on Assets (ROA) was 0.19%
    --  YTD Net Interest Margin (tax equivalent) (NIM) was 4.86%
    --  YTD Efficiency Ratio was 66.70%

    INCOME STATEMENT PERFORMANCE

    Interest income for the three months ended June 30, 2008, declined 19% to $16.7 million, a decrease of $3.8 million over the same quarter 2007. Revenue (net interest income plus non-interest income) for the second quarter dropped 11% to $14.4 million, as compared to $16.2 million in the second quarter of 2007. This contributed to 2008 year-to-date revenues of $29.7 million, a decline of 6% or $2.0 million from the comparable period of the prior year. "As we continue to monitor our net interest margin, we remain keenly aware of deposit pressures and competition," said Staci Coburn, Chief Accounting Officer. "Our interest income in the second quarter continued to be influenced by degenerating market conditions and was further impacted by the reversal of $830,000 in interest on non-accrual loans, resulting in a 0.33% reduction in the net interest margin for the second quarter of 2008," she added. Columbia's tax equivalent net interest margin (with the reversal) at June 30, 2008 was 4.57%, compared to 4.90% pre-reversal. Net interest income before provision for loan losses fell 16% in quarter two of 2008 to $11.2 million, compared to $13.4 million in the second quarter of 2007; year-to-date, net interest income before the provision decreased 10% to $23.6 million, compared to $26.3 million in the prior year.

    Columbia's loan loss provision increased 143% to $5.7 million in the second quarter of 2008, a $3.3 million rise over the second quarter of 2007. The provision for the six months ended June 30, 2008 was $8.7 million, or 160% higher than the $3.4 million provision for the first six months of 2007. In addition, during this quarter Columbia's residential construction borrowers continued to be affected by the decline in the sale of lots and homes created by the "subprime lending crisis" which continues from last year. "The increase in the allowance is almost entirely in response to the larger risk profile created in the residential construction portion of our portfolio. As of June 30, 2008, our residential construction portfolio totaled $215.1 million and was concentrated primarily in our Central Oregon market and the Portland, Oregon/Vancouver, Washington metropolitan area, with $78.0 million and $104.4 million, respectively, located in those regions. The remaining $32.7 million is distributed among our other markets in the Columbia River Gorge and in Eastern Oregon and Eastern Washington. With reduced cash flows due to sluggish sales, developer/builder reserves are being depleted and this, coupled with declining appraisals on collateral values, requires the larger allowance. One Portland-metro area client entered into a Chapter 11 bankruptcy proceeding in June due in part to his relationship with other creditors. This is factored into our larger allowance for the quarter," explained Bob Card, Director of Risk Management.

    Total non-interest income increased 15% to $3.2 million for the second quarter of 2008, compared to $2.8 million in the same period last year. For the six months ended June 30, 2008, total non-interest income grew 13% to $6.1 million, compared to $5.4 million in the last year. Mortgage loan origination income and service charge discounts and fees continue to contribute to overall growth in this area.

    Operating expenses rose by 5% or $452,000, from $9.0 million in the second quarter 2007 to $9.5 million in the same quarter of 2008. Columbia reduced non-interest expense in the second quarter of 2008 by reversing the incentive compensation accrual expense by $1.2 million, in accordance with the company's bonus plan provisions.

    Columbia's efficiency ratio increased in the three months ended June 30, 2008 to 65.84% from 55.81% in the same period of the prior year. Year-to-date efficiency ratio for the first half of 2008 was 66.70% compared to 56.85% a year ago. These increases are the net effect of the decrease in net interest income and higher operating expenses related to the transition to the Vancouver, Washington market. "Our focus over the last year has been to strengthen our core back room functions; we accomplished this with the centralization of our operations teams and our administrative expansion into the Vancouver area," explained Greg Spear, Columbia CFO and Vice Chair. "We incurred higher expenses during the transition, which is now complete," he added.

    BALANCE SHEET PERFORMANCE

    Year-over-year growth for the quarter ended June 30, 2008 saw a gross loan balance of $942.6 million, up $78.2 million, or 9% from the second quarter 2007 balance of $864.4 million. Compared to December 31, 2007, Columbia realized a 7%, or $63.5 million gain in gross loans. "We have had loan growth in the second quarter, but the majority of that growth stemmed from loans already in our pipeline during the first quarter of this year," said Shane Correa, Chief Banking Officer. "We have reduced our growth in residential real estate construction in both the Central Oregon and Portland, Oregon/Vancouver, Washington metro areas and are reducing our exposure to acquisition and development-type loans. Columbia is slowing loan growth to match our core deposit growth," Correa went on to say.

    Total deposits at June 30, 2008 rose to $939.4 million from $911.2 in the same quarter of the prior year. Interest bearing wholesale demand and brokered certificates of deposit accounted for the 3% increase. Compared to year end 2007, total deposits increased $16.5 million, or 2%, at June 30, 2008. While garnering non-interest deposits continues to be a challenge for banks as a whole, Columbia has seen an increase in the number of new deposit accounts opened in the last several quarters. "We are encouraged by the number of non-interest bearing deposit accounts being opened, although account balances are lower, more than likely due to the strain consumers are experiencing related to spikes in fuel and consumables costs," stated Shane Correa.

    Shareholder's equity at June 30, 2008 increased 7% to $102.2 million, or $10.14 per outstanding share, as compared to $96.0 million, or $9.57 per outstanding share at June 30, 2007. Tangible book value stands at $9.41 per share as of June 30, 2008, a 7% increase over the value of $8.83 at June 30, 2007.

    CREDIT QUALITY

    "Clearly, one of our challenges is the loss potential for our identified risks," stated Craig Hummel, Chief Credit Officer. "The declining economy has effectively accelerated adversely rated credits. Valuation in residential real estate came down far more quickly than anyone anticipated. External factors such as the overall increasing trend of loan losses and foreclosure rates are also affecting how we do business. Maintaining balance sheet stability is a priority," he said, adding that Columbia had instituted a Reserve Adequacy Committee which regularly reviews loan loss provisions and oversees problem loan management. Columbia also has an OREO (Other Real Estate Owned) Committee which is concentrating on marketing current and future OREO assets in a very structured manner.

    LOOKING TO THE FUTURE

    "These are challenging and unique times for the finance industry, particularly community banks. As I have stated in the past, Columbia's management is dedicated to maintaining a strong core administrative presence, looking for new opportunities, addressing the needs of our customers and ensuring our service levels remain above par," emphasized Christensen.

    Conference Call and Audio Webcast

    Roger Christensen, President and CEO, along with the executive management team, will host a webcast for investors, analysts and other interested parties beginning at 12:00 p.m. Pacific Time (3:00 p.m. Eastern Time) on Wednesday, July 23, 2008. The 2008 second quarter earnings release will be distributed before the market opens that day. To participate in the call, dial 1-877-407-9210. The webcast can also be heard by going to Columbia Bancorp's Web site, http://www.columbiabancorp.com and selecting Presentations/Webcast under Investor Relations.

    A replay of the call will be available until July 31, 2008, starting two hours after the completion of the call. To listen to the replay, dial 1-877-660-6853, account #286 and use access code 280108. A text version of the webcast will be archived on Columbia Bancorp's web site.

    ABOUT COLUMBIA BANCORP

    Columbia Bancorp (http://www.columbiabancorp.com) is the financial holding company for Columbia River Bank, which operates 22 branches located in The Dalles (2), Hood River, Bend (3), Madras, Redmond (2), Pendleton, Hermiston, McMinnville, Lake Oswego, Canby, and Newberg, Oregon, and in Goldendale, White Salmon, Sunnyside, Yakima, Vancouver, Pasco and Richland, Washington. To supplement its community banking services, Columbia River Bank also provides mortgage-lending services through Columbia River Bank Mortgage Team and brokerage services through CRB Financial Services Team.

    FORWARD LOOKING STATEMENTS

    This press release contains various forward-looking statements about plans and anticipated results of operations and financial condition relating to Columbia Bancorp. These statements include statements about management's present plans and intentions about our strategy, growth, and deployment of resources, and about management's expectations for future financial performance. Readers can sometimes identify forward-looking statements by the use of prospective language and context, including words like "may", "will", "should", "expect", "anticipate", "estimate", "continue", "plans", "intends", or other similar terminology. Because forward-looking statements are, in part, an attempt to project future events and explain management's current plans, they are subject to various risks and uncertainties which could cause our actions and our financial and operational results to differ materially from those set forth in such statements. These risks and uncertainties include, without limitation, our ability to estimate accurately the collectibility of our loans, economic and other factors which affect the collectibility of our loans, the impact of competition and fluctuations in market interest rates on Columbia's revenues and margins, and management's ability to open and generate profitable growth from new branches. Other risks and uncertainties are discussed in our filings with the Securities and Exchange Commission ("SEC"), including those currently on file and those that we file in the future. Information presented in this release is accurate as of the date the report was filed with the SEC, and we cannot undertake to update our forward-looking statements or the factors that may cause us to deviate from them, except as required by law.

    INCOME STATEMENT
    (Unaudited)
    (In thousands, except per share data and ratios)

                             Three Months Ended   %    Six Months Ended   %
                                 June 30,       Change     June 30,     Change
                               2008     2007            2008     2007

    Interest income           $16,690  $20,495   -19%  $35,155  $39,418  -11%
    Interest expense            5,479    7,101   -23%   11,582   13,111  -12%
    Net interest income
     before provision for
     loan losses               11,211   13,394   -16%   23,573   26,307  -10%
    Provision for loan losses   5,650    2,325   143%    8,700    3,350  160%
    Net interest income after
     provision for loan losses  5,561   11,069   -50%   14,873   22,957  -35%

    Non-interest income:
      Service charges and fees  1,196    1,110     8%    2,354    2,112   11%
      Mortgage loan
       origination income       1,169    1,005    16%    2,094    2,018    4%
      Financial services
       revenue                    292      304    -4%      562      524    7%
      Credit card discounts
       and fees                   156      135    16%      299      250   20%
      Other non-interest
       income                     368      224    64%      831      520   60%
        Total non-interest
         income                 3,181    2,778    15%    6,140    5,424   13%

    Non-interest expense:
      Salaries and employee
       benefits                 4,924    5,259    -6%   10,798   10,301    5%
      Occupancy expense         1,307    1,145    14%    2,618    2,268   15%
      Other non-interest
       expense                  3,245    2,620    24%    6,404    5,469   17%
        Total non-interest
         expense                9,476    9,024     5%   19,820   18,038   10%

    Income (loss) before
     provision for income
     taxes                       (734)   4,823  -115%    1,193   10,343  -88%
    Provision for income taxes   (528)   1,817  -129%      180    3,884  -95%
    Net income (loss)           $(206)  $3,006  -107%   $1,013   $6,459  -84%

    Earnings (loss) per common
     share
      Basic                    $(0.02)   $0.30  -107%    $0.10    $0.65  -85%
      Diluted                   (0.02)    0.30  -107%     0.10     0.63  -84%
    Cumulative dividend per
     common share                0.01     0.10   -90%     0.11     0.20  -45%

    Book value per common
     share                                              $10.14    $9.57    6%
    Tangible book value per
     common share (1)                                     9.41     8.83    7%

    Weighted average shares
     outstanding
      Basic                    10,017    9,976          10,016    9,970
      Diluted                  10,017   10,171          10,063   10,187
    Actual shares outstanding  10,082   10,029          10,082   10,029

                               Quarter Ended             Year to Date
                              June 30, June 30,        June 30, June 30,
    RATIOS                      2008     2007            2008     2007
    Interest rate yield on
     interest-earning assets,
     tax equivalent             6.79%    8.46%           7.23%    8.48%
    Interest rate expense on
     interest-bearing
     liabilities                2.95%    3.95%           3.19%    3.85%
    Interest rate spread, tax
     equivalent                 3.83%    4.51%           4.05%    4.64%
    Net interest margin, tax
     equivalent                 4.57%    5.54%           4.86%    5.67%
    Efficiency ratio (2)       65.84%   55.81%          66.70%   56.85%
    Return on average assets   -0.08%    1.16%           0.19%    1.30%
    Return on average equity   -0.80%   12.66%           1.98%   13.84%
    Average equity / average
     assets                     9.65%    9.17%           9.83%    9.39%

    (1) Total common equity, less goodwill and other intangible assets, divided by actual shares outstanding.
    (2) Non-interest expense divided by net interest income and non-interest income.

    BALANCE SHEET
    (Unaudited)
    (In thousands)
                                                    Year                 Year
                                                    over                  to
                                                    Year                 Date
                                 June 30,  June 30,   %     December 31,   %
    ASSETS                        2008       2007   Change     2007     Change
    Cash and cash equivalents   $92,821    $129,633  -28%     $92,224     1%
    Investment securities        27,764      35,467  -22%      34,182   -19%
    Loans:
      Commercial loans          143,967     130,143   11%     129,018    12%
      Agricultural loans         79,877      82,027   -3%      70,095    14%
      Real estate loans         392,468     335,583   17%     354,576    11%
      Real estate loans -
       construction             292,203     286,052    2%     294,398    -1%
      Consumer loans             13,854      12,907    7%      11,630    19%
      Loans held for sale         8,957       6,078   47%       8,139    10%
      Other loans                11,284      11,576   -3%      11,208     1%
        Total gross loans       942,610     864,366    9%     879,064     7%

      Unearned loan fees           (900)     (1,286)  30%      (1,060)   15%
      Allowance for loan
       losses                   (17,099)    (10,168) -68%     (11,174)  -53%
          Net loans             924,611     852,912    8%     866,830     7%

    Property and equipment, net  23,973      20,299   18%      21,500    12%
    Goodwill                      7,389       7,389    -        7,389     -
    Other assets                 32,766      21,849   50%      20,583    59%
           Total assets      $1,109,324  $1,067,549    4%  $1,042,708     6%

    LIABILITIES
    Deposits:
      Non-interest bearing
       demand deposits         $218,450    $222,950   -2%    $224,092    -3%
      Interest bearing demand
       deposits                 344,623     301,729   14%     303,235    14%
      Savings accounts           35,336      36,506   -3%      35,784    -1%
      Time certificates         341,001     350,010   -3%     359,782    -5%
        Total deposits          939,410     911,195    3%     922,893     2%

    Borrowings                   61,096      53,361   14%      10,402   487%
    Other liabilities             6,574       7,032   -7%       7,175    -8%
           Total liabilities  1,007,080     971,588    4%     940,470     7%

    Shareholders' equity        102,244      95,961    7%     102,238     -
           Total liabilities
            and shareholders'
            equity           $1,109,324  $1,067,549    4%  $1,042,708     6%

    ADDITIONAL FINANCIAL INFORMATION
    (Unaudited)
    (In thousands, except ratios)

    NON-PERFORMING ASSETS                       June 30, 2008    June 30, 2007
    Delinquent loans on non-accrual status          $34,885            $4,557
    Delinquent loans on accrual status                  -                 -
    Restructured loans                                   64               104
    Total non-performing loans                       34,949             4,661
    Other real estate owned                           7,289               -
    Repossessed other assets                            -                  32
    Total non-performing assets                     $42,238            $4,693


    Total non-performing assets / total assets         3.81%             0.44%


                                       Quarter Ended          Year to Date
                                     June 30,   June 30,   June 30,   June 30,
    ALLOWANCE FOR CREDIT LOSSES        2008       2007       2008       2007
    Allowance for loan losses,
     beginning of period             $13,264    $10,055    $11,174    $10,143
    Provision for loan losses          5,650      2,325      8,700      3,350
    Recoveries                            85         98        169        178
    Charge offs                       (1,900)    (2,310)    (2,944)    (3,503)
    Allowance for loan losses, end
     of period                        17,099     10,168     17,099     10,168
    Liability for unfunded loan
     commitments                         981        838        981        838
    Allowance for credit losses      $18,080    $11,006    $18,080    $11,006

    Allowance for loan losses /
     gross loans                                              1.81%      1.18%
    Allowance for credit losses /
     gross loans                                              1.92%      1.27%
    Non-performing loans /
     allowance for loan losses                              204.39%     45.84%

                                      Quarter Ended          Year to Date
                                    June 30,   June 30,   June 30,   June 30,
    FINANCIAL PERFORMANCE             2008       2007       2008       2007
    Average interest-earning
     assets                         $992,442   $974,908   $980,611   $939,995
    Average gross loans              921,096    857,155    906,410    842,612
    Average assets                 1,063,053  1,038,735  1,047,117  1,002,710
    Average interest-bearing
     liabilities                     746,551    720,233    731,257    687,603
    Average interest-bearing
     deposits                        699,006    701,715    699,833    659,704
    Average deposits                 906,747    922,556    906,544    877,676
    Average liabilities              960,418    943,505    944,160    908,598
    Average equity                   102,635     95,230    102,956     94,112



                        June 30, 2008                June 30, 2007
    CONSTRUCTION
     LOANS BY
     REGION       Residential  Commercial Total   Residential Commercial Total
    Columbia
     River Gorge     $13,300    $2,997  $16,297    $11,283   $6,861    $18,144
    Columbia
     Basin - Eastern
     Washington       13,116    20,405   33,521      9,303   11,470     20,773
    Columbia Basin -
     Northeastern
     Oregon            6,291     3,708    9,999      2,188    1,748      3,936
    Central Oregon    78,008    40,297  118,305     90,742   45,039    135,781
    Willamette
     Valley (1)      104,388     9,693  114,081     94,749   12,669    107,418
                    $215,103   $77,100 $292,203   $208,265  $77,787   $286,052

    (1)  Includes Portland, Oregon and Vancouver, Washington metropolitan area